EXHIBIT 99.2

PRESS RELEASE

Mon, Dec 13, 2004

PLACER SIERRA BANK ANNOUNCES CLOSING OF FIRST FINANCIAL BANCORP

ACQUISITION

Sacramento, CA, December 13, 2004 — Placer Sierra Bancshares (Nasdaq: PLSB), a 40 branch community bank network serving the Central and Southern California markets, today announced the closing of its acquisition of First Financial Bancorp, parent company of Bank of Lodi, N.A. The acquired branches will operate under the brand name Bank of Lodi, a division of Placer Sierra Bank.

“We are pleased to finalize the First Financial Bancorp acquisition, which we believe will yield very positive benefits for our company and the customers of Bank of Lodi,” said Ron Bachli, Chairman and Chief Executive Officer of Placer Sierra Bancshares. “We initiated our integration and cost savings efforts immediately upon the announcement of the acquisition in September, and we have achieved all of our key milestones to date. As a result, we will have eliminated the targeted level of expenses from First Financial Bancorp’s operations by the end of 2004. In addition, we have already fully converted their data processing systems, which will allow us to immediately begin providing a broader suite of products to Bank of Lodi’s commercial and retail customers. We continue to anticipate that this acquisition will be accretive by at least $0.30 per share in 2005, excluding merger-related expenses.”

About Placer Sierra Bancshares

Placer Sierra Bancshares is a California-based bank holding company for Placer Sierra Bank, a California state-chartered commercial bank that operates under the brand names of Sacramento Commercial Bank, Bank of Orange County, and Bank of Lodi. Through its 31 Northern California branches, Placer Sierra Bank serves a five county area including Placer, Sacramento and El Dorado counties, commonly known as the greater Sacramento metropolitan region, and the adjacent counties of San Joaquin, Sierra, Nevada, Amador and Calaveras. Through its nine Southern California branches, Placer Sierra Bank serves both Los Angeles and Orange counties. Placer Sierra Bank provides its customers the resources of a large financial institution together with the resourcefulness and superior customer service of a community bank. Placer Sierra Bank offers a broad array of deposit products and services for both commercial and consumer customers, including electronic banking, cash management services, electronic bill payment and investment services with an emphasis on relationship banking and focus on generating low cost deposits. In addition, Placer Sierra Bank provides competitive loan products such as commercial loans and lines of credit, commercial real estate loans, Small Business Administration loans, residential mortgage loans, home equity lines of credit and construction loans.

This press release contains statements of a forward-looking nature which represent the beliefs of Placer Sierra Bancshares’ management and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to Placer Sierra Bancshares. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. Placer Sierra Bancshares undertakes no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.